Exhibit 99.1
Essential Properties Announces Third Quarter 2026 Results
- Third Quarter Net Income per Share of $0.27 and AFFO per Share of $0.51 -
- Closed Investments of $342.2 million at a 7.7% Weighted Average Cash Cap Rate -
- Increases 2026 AFFO Guidance to $2.02 to $2.05 per Share -
- Issues 2027 AFFO Guidance of $2.10 to $2.18 per Share -

October 21, 2026
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three and nine months ended September 30, 2026.
Third Quarter 2026 Financial and Operating Highlights:

Operating Results (compared to Third Quarter 2025):
•Investments (100 properties)	$ Invested	$342.2 million
	Weighted Avg Cash Cap Rate	7.7%
	Weighted Avg GAAP Cap Rate	9.4%
•Dispositions (11 properties)	Net Proceeds	$17.9 million
	Weighted Avg Cash Cap Rate	6.1%
•Net Income per Share	Decreased by 18%	$0.27
•Funds from Operations (“FFO”) per Share (1)	Increased by 4%	$0.54
•Core Funds from Operations (“Core FFO”) per Share (1)	Increased by 6%	$0.55
•Adjusted Funds from Operations (“AFFO”) per Share (1)	Increased by 6%	$0.51
Debt, Equity & Leverage:
•Equity Raised (Gross) - ATM Program (2)	$31.13/share	$28.4 million
•Credit Facility Amendment - Upsized	5 bps Spread Reduction	$1.3 billion Capacity
•Pro Forma Net Debt to Annualized Adjusted EBITDAre (1)	As of Quarter End	3.8x
Year to Date 2026 Financial and Operating Highlights:

Operating Results (compared to YTD Third Quarter 2025):
•Investments (329 properties)	$ Invested	$1.1 billion
	Weighted Avg Cash Cap Rate	7.7%
	Weighted Avg GAAP Cap Rate	9.1%
•Dispositions (34 properties)	Net Proceeds	$82.3 million
	Weighted Avg Cash Cap Rate	7.0%
•Net Income per Share	Decreased by 4%	$0.90
•FFO per Share (1)	Increased by 7%	$1.61
•Core FFO per Share (1)	Increased by 8%	$1.63
•AFFO per Share (1)	Increased by 9%	$1.51
Debt, Equity & Leverage:
•Public Debt Issuance (June 4, 2026)	10 years; 5.38% coupon	$400.0 million
•Equity Raised (Gross) - Follow-On Offering & ATM Program (2)	$32.00/share	$484.2 million
•Equity Raised (Gross) - Common OP Units	$30.39/unit	$36.6 million
1.See page 8 for reconciliations of non-GAAP financial measures to corresponding GAAP metrics.
2.All shares were sold on a forward basis and a total of 15,828,249 shares remain unsettled for estimated net proceeds of $482.8 million.

CEO Comments
Commenting on the third quarter 2026 results, the Company's Chief Executive Officer, Pete Mavoides, said, “We delivered a strong third quarter, supported by healthy portfolio performance and investment momentum across our origination platform. Our well-positioned balance sheet and capital position provide us with meaningful flexibility to execute on the pipeline of opportunities. With an eye toward 2027, we expect to remain disciplined in our investment approach, ensuring that our cap rates appropriately reflect the evolving cost of capital environment, while continuing to serve as a trusted capital partner to our operators and drive attractive risk-adjusted returns for our shareholders.”
Portfolio Highlights
The Company’s investment portfolio as of September 30, 2026 is summarized as follows:

September 30, 2026
Number of properties	2,580
Weighted average lease term (WALT)	14.2 years
Weighted average unit-level rent coverage ratio	3.5x
Top 10 tenant concentration (% of cash ABR)	15.2%
Top 20 tenant concentration (% of cash ABR)	25.1%
Weighted average occupancy (11 vacant properties)	99.6%
Total square feet of rentable space	29.3 million
Service-oriented or experience-based (% of cash ABR)	91.7%
Properties subject to master lease (% of cash ABR) (1)	67.4%
1.Includes investments in mortgage loans receivable collateralized by more than one property.
Portfolio Update
Investments
During the three months ended September 30, 2026, the Company's $342.2 million of investment activity had a weighted average closing date of September 6, 2026. Additional details about the Company’s investment activity during the three and nine months ended September 30, 2026 are summarized as follows:

	Quarter Ended September 30, 2026	Year to Date September 30, 2026
Investments:
Investment volume	$342.2 million	$1.1 billion
Number of transactions	31	89
Property count	100	329
Weighted average cash / GAAP cap rate	7.7%/9.4%	7.7%/9.1%
Weighted average lease escalation	2.3%	2.0%
% Subject to master lease(1)	65%	54%
% Sale-leaseback transactions(1)	91%	92%
% Existing relationship	60%	63%
% Required financial reporting (tenant/guarantor)	100%	100%
WALT	17.9 years	17.2 years
1.Includes investments in mortgage loans receivable collateralized by more than one property or made in support of sale-leaseback transactions.

Dispositions
The Company’s disposition activity during the three and nine months ended September 30, 2026 is summarized as follows:

	Quarter Ended September 30, 2026	Year to Date September 30, 2026
Dispositions:
Net proceeds	$17.9 million	$82.3 million
Number of properties sold	11	34
Net gain / (loss)	$4.2 million	$14.2 million
Weighted average cash cap rate (excludes vacant property sales and properties repurchased by the tenant)	6.1%	7.0%
Loan Repayments
Loan repayments received by the Company during the three and nine months ended September 30, 2026 are summarized as follows:

	Quarter Ended September 30, 2026	Year to Date September 30, 2026
Loan Repayments:
Proceeds—Principal	$1.8 million	$35.9 million
Number of properties	2	15
Weighted average interest rate	7.0%	9.2%
Leverage and Liquidity
The Company's leverage and liquidity as of September 30, 2026 are summarized in the following table.

	September 30, 2026	Pro Forma (1) September 30, 2026
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.6x	3.8x

Liquidity:
Cash and cash equivalents and restricted cash	$29.6 million	$21.4 million
Unused revolving credit facility capacity	$809.0 million	$1.3 billion
Forward equity sales - unsettled	$482.8 million	—
Total available liquidity	$1.3 billion	$1.3 billion

ATM Program:
2026 ATM Program initial availability	$750.0 million
Aggregate gross sales under the 2026 ATM Program	$14.1 million
Availability remaining under the 2026 ATM Program	$735.9 million
1.Pro forma adjustments have been made to reflect 15,828,249 unsettled shares sold on a forward basis as if they had been physically settled for cash on September 30, 2026.

Equity Activity
The Company's equity activity during the three months ended September 30, 2026 is summarized in the following table.

	Shares	Price (Net) (1)	Net Proceeds (000s)
Forward Shares Unsettled - June 30, 2026	18,887,181	$30.40	$574,262
Shares Sold - Current Quarter	910,636	30.75	28,002
Shares Settled - Current Quarter	(3,969,568)	30.10	(119,503)
Forward Shares Unsettled - September 30, 2026	15,828,249	$30.50	$482,762
1.Prices are inclusive of forward price adjustments as of September 30, 2026.

Guidance
2027 Guidance
The Company currently expects 2027 AFFO per share on a fully diluted basis to be within a range of $2.10 to $2.18. The guidance range includes an estimate for investment volume of $1.0 billion to $1.5 billion, and Cash G&A expense of $32.0 million to $37.0 million.
2026 Guidance
The Company is increasing its previously issued 2026 AFFO per share estimate from $2.01 to $2.05 to a new range of $2.02 to $2.05. The Company is also increasing its guidance range for 2026 investment volume from $1.2 billion to $1.5 billion to an updated range of $1.3 billion to $1.5 billion, and is reiterating its prior guidance range for 2026 Cash G&A of $30.0 million to $34.0 million.
Note: The Company does not provide guidance for the most comparable GAAP financial measures, net income and general and administrative expense, or a reconciliation of the forward-looking non-GAAP financial measures of AFFO to net income computed in accordance with GAAP and Cash G&A expense to general and administrative expense computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measures, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and non-cash compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.
Dividend Information
As previously announced, on September 4, 2026, Essential Properties' board of directors declared a cash dividend of $0.32 per share of common stock for the quarter ended September 30, 2026. The third quarter 2026 dividend represents an annualized dividend of $1.28 per share of common stock. The dividend was paid on October 14, 2026 to stockholders of record as of the close of business on September 30, 2026.
Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, October 22, 2026 at 10:00 a.m. ET to discuss the results. To access the conference, dial 800-274-8461 (International: 203-518-9814) and use the conference ID: EPRT. A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 11162626. The telephone replay will be available through November 5, 2026.
A replay of the conference call webcast will be available on our website approximately three hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.

Supplemental Materials
The Company’s Investor Presentation and Supplemental Information—Third Quarter 2026 is available on Essential Properties’ website at investors.essentialproperties.com.
About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2026, the Company’s portfolio consisted of 2,580 freestanding net lease properties with a weighted average lease term of 14.2 years and a weighted average unit-level rent coverage ratio of 3.5x. In addition, as of September 30, 2026, the Company’s portfolio was 99.6% leased to tenants operating 727 different concepts across 49 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.
Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the Company’s Securities and Exchange Commission (the “Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 that it will file with the Commission.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
(unaudited, in thousands, except share and per share data)	2026	2025	2026	2025
Revenues:
Rental revenue (1)(2)	$157,763	$136,544	$458,267	$387,444
Interest on loans and direct financing lease receivables	10,478	8,129	28,910	23,228
Other revenue	430	261	2,180	680
Total revenues	168,671	144,934	489,357	411,352

Expenses:
General and administrative	14,107	10,211	37,347	32,423
Property expenses (2)	2,140	1,850	4,716	5,604
Depreciation and amortization	46,925	38,976	136,244	112,559
Provision for impairment of real estate	15,032	1,439	33,227	7,934
Change in provision for credit losses	196	83	3,453	83
Total expenses	78,400	52,559	214,987	158,603
Other operating income:
Gain on dispositions of real estate, net	4,234	1,361	14,200	8,421
Income from operations	94,505	93,736	288,570	261,170
Other (expense)/income:
Loss on debt extinguishment	(138)	—	(138)	—
Interest expense	(34,214)	(28,348)	(94,429)	(77,139)
Interest income	722	582	1,711	1,907
Other income, net	—	—	387	—
Income before income tax expense	60,875	65,970	196,101	185,938
Income tax expense	218	170	1,013	485
Net income	60,657	65,800	195,088	185,453
Net income attributable to non-controlling interests	(500)	(180)	(852)	(511)
Net income attributable to stockholders	$60,157	$65,620	$194,236	$184,942

Basic weighted-average shares outstanding	216,679,914	198,141,272	214,396,578	194,753,085
Basic net income per share	$0.28	$0.33	$0.90	$0.95

Diluted weighted-average shares outstanding	219,121,415	199,875,244	216,394,255	196,853,561
Diluted net income per share	$0.27	$0.33	$0.90	$0.94
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $238, $229, $608 and $671 for the three and nine months ended September 30, 2026 and 2025, respectively.
2.Includes reimbursable income or reimbursable expenses from the Company’s tenants of $1,095, $1,198, $2,400 and $3,680 for the three and nine months ended September 30, 2026 and 2025, respectively.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, except share and per share data)	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$2,465,500	$2,200,829
Building and improvements	4,916,832	4,388,959
Lease incentives	25,113	24,154
Construction in progress	37,298	49,881
Intangible lease assets	119,712	99,217
Total real estate investments, at cost	7,564,455	6,763,040
Less: accumulated depreciation and amortization	(730,526)	(612,674)
Total real estate investments, net	6,833,929	6,150,366
Loans and direct financing lease receivables, net	495,209	401,323
Real estate investments held for sale, net	18,863	2,635
Net investments	7,348,001	6,554,324
Cash and cash equivalents	25,222	60,181
Restricted cash	4,373	10,184
Straight-line rent receivable, net	241,136	191,008
Derivative assets	20,462	7,861
Rent receivables, prepaid expenses and other assets, net	50,357	39,465
Total assets	$7,689,551	$6,863,023

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,297,361	$1,725,010
Senior unsecured notes, net	1,176,756	786,708
Revolving credit facility	491,000	—
Intangible lease liabilities, net	13,929	10,766
Dividends and distributions payable	71,469	65,391
Derivative liabilities	8	26,226
Accrued liabilities and other payables	54,804	41,028
Total liabilities	3,105,327	2,655,129
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 220,275,169 and 209,702,433 issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	2,203	2,097
Additional paid-in capital	4,651,877	4,328,137
Distributions in excess of cumulative earnings	(131,154)	(109,261)
Accumulated other comprehensive income (loss)	17,974	(20,979)
Total stockholders' equity	4,540,900	4,199,994
Non-controlling interests	43,324	7,900
Total equity	4,584,224	4,207,894
Total liabilities and equity	$7,689,551	$6,863,023

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended September 30,		Nine months ended September 30,
(unaudited, in thousands except per share data)	2026	2025	2026	2025
Net income	$60,657	$65,800	$195,088	$185,453
Depreciation and amortization of real estate	46,690	38,936	135,574	112,435
Provision for impairment of real estate	15,032	1,439	33,227	7,934
Gain on dispositions of real estate, net	(4,234)	(1,361)	(14,200)	(8,421)
Funds from Operations	118,145	104,814	349,689	297,401
Non-core expense, net (1)	3,505	—	3,287	—
Core Funds from Operations	121,650	104,814	352,976	297,401
Adjustments:
Straight-line rental revenue, net	(15,404)	(14,446)	(45,902)	(37,524)
Non-cash interest	1,517	1,396	4,411	4,032
Non-cash compensation expense	3,493	3,553	11,119	11,018
Other amortization expense	(35)	858	1,198	1,378
Change in provision for credit losses	196	83	3,453	83
Other non-cash adjustments	811	574	2,006	1,307
Capitalized interest expense	(320)	(619)	(1,430)	(2,756)
Adjusted Funds from Operations	$111,908	$96,213	$327,831	$274,939

Net income per share: (2)
Basic	$0.28	$0.33	$0.90	$0.95
Diluted	$0.27	$0.33	$0.90	$0.94
FFO per share: (2)
Basic	$0.54	$0.53	$1.63	$1.52
Diluted	$0.54	$0.52	$1.61	$1.51
Core FFO per share: (2)
Basic	$0.56	$0.53	$1.64	$1.52
Diluted	$0.55	$0.52	$1.63	$1.51
AFFO per share: (2)
Basic	$0.51	$0.48	$1.52	$1.40
Diluted	$0.51	$0.48	$1.51	$1.39
1.During the three and nine months ended September 30, 2026, includes severance and accelerated non-cash compensation expense, loss on debt extinguishment and non-core technology expenses and, during the nine months ended September 30, 2026, includes net insurance recovery income.
2.Calculations exclude $407, $227, $1,146 and $682 from the numerator for the three and nine months ended September 30, 2026 and 2025, respectively, related to dividend equivalents and distributions paid on unvested restricted stock units and LTIP units.

	Three months ended September 30,		Nine months ended September 30,
(unaudited, in thousands)	2026	2025	2026	2025
General and administrative expense	$14,107	$10,211	$37,347	$32,423
Non-core general and administrative expense (1)	(3,367)	—	(3,536)	—
Non-cash compensation expense	(3,493)	(3,553)	(11,119)	(11,018)
Straight-line rent expense, net	6	11	(244)	32
Cash G&A	$7,253	$6,669	$22,448	$21,437
1.Includes severance and accelerated non-cash compensation expense and non-core technology expenses during the three and nine months ended September 30, 2026.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(unaudited, in thousands)	Three months ended September 30, 2026
Net income	$60,657
Depreciation and amortization	46,925
Interest expense	34,214
Interest income	(722)
Income tax expense	218
EBITDA	141,292
Provision for impairment of real estate	15,032
Gain on dispositions of real estate, net	(4,234)
EBITDAre	152,090
Adjustment for current quarter re-leasing, acquisition and disposition activity (1)	5,720
Adjustment for other non-core or non-recurring activity (2)	5,289
Adjustment to exclude termination/prepayment fees and certain percentage rent (3)	(531)
Adjusted EBITDAre - Current Estimated Run Rate	162,568
General and administrative expense	11,063
Adjusted net operating income ("NOI")	173,631
Straight-line rental revenue, net (1)	(17,144)
Other amortization expense	283
Adjusted Cash NOI	$156,770

Annualized EBITDAre	$608,360
Annualized Adjusted EBITDAre	$650,272
Annualized Adjusted NOI	$694,524
Annualized Adjusted Cash NOI	$627,080
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended September 30, 2026 had occurred on July 1, 2026.
2.Adjustment is made to i) exclude non-core adjustments made in computing Core FFO, if any, ii) exclude changes in the Company's provision for credit losses, iii) exclude the write-off of receivables from prior periods and iv) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in thousands, except share and per share data)	September 30, 2026	Rate	Wtd. Avg. Maturity

Unsecured debt:
January 2028 term loan (1)	400,000	4.46%	1.3 years
February 2029 term loan (1)(2)	450,000	5.20%	2.4 years
January 2030 term loan (1)(2)	450,000	4.62%	3.3 years
Senior unsecured notes due July 2031	400,000	3.12%	4.8 years
Senior unsecured notes due December 2035	400,000	5.40%	9.2 years
Senior unsecured notes due July 2036	400,000	5.38%	9.8 years
Revolving credit facility maturing February 2030 - Fixed(2)(3)	430,000	2.13%	3.4 years
Revolving credit facility maturing February 2030 - Floating (2)(3)	61,000	4.60%	3.4 years
Total unsecured debt	2,991,000	4.33%	4.8 years
Gross debt	2,991,000
Less: cash & cash equivalents	(25,222)
Less: restricted cash available for future investment	(4,373)
Net debt	2,961,405

Equity:
Preferred stock	—
Common stock, OP Units & vested LTIP Units (222,069,873 shares @ $25.81/share as of 9/30/26) (4)	5,731,623
Total equity	5,731,623
Total enterprise value ("TEV")	$8,693,028

Pro forma adjustments to Net debt and TEV: (5)
Net debt	$2,961,405
Less: Unsettled forward equity (15,828,249 shares @ $30.50/share as of 9/30/26)	(482,762)
Pro forma net debt	2,478,643
Total equity	5,731,623
Common stock — unsettled forward equity (15,828,249 shares @ $25.81/share as of 9/30/26)	408,527
Pro forma TEV	$8,618,793

Gross Debt / Undepreciated Gross Assets	35.5%
Net Debt / TEV	34.1%
Net Debt / Annualized Adjusted EBITDAre	4.6x

Pro Forma Gross Debt / Undepreciated Gross Assets	33.6%
Pro Forma Net Debt / Pro Forma TEV	28.8%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	3.8x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps plus applicable margin of 80bps.
2.Weighted average maturity calculation is made after giving effect to extension options exercisable at the Company's election.
3.The Company's revolving credit facility permits maximum aggregate principal of up to $1.3 billion and includes an accordion feature to increase the maximum availability by up to $700.0 million. $61.0 million of borrowings bear interest at Term SOFR plus applicable margin of 72.5bps. Interest on remaining $430.0 million of borrowings has been effectively fixed via interest rate swap agreements.
4.Includes 220,275,169 shares of common stock outstanding and 1,794,704 OP Units and vested LTIP Units held by non-controlling interests.
5.Pro forma adjustments have been made to reflect the unsettled portion of shares sold on a forward basis as if they had been physically settled for cash on September 30, 2026.

Investor/Media:
Essential Properties Realty Trust, Inc.
Sheryl Kaul
Director, Financial Planning & Data Analytics
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.

Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), net debt, net operating income (“NOI”), cash NOI (“Cash NOI”), adjusted EBITDAre, adjusted NOI, adjusted Cash NOI and cash general and administrative expense (“Cash G&A”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis. Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expenses or other non-core amounts as they occur.
To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest, non-cash compensation expense, other amortization expense, the change in our provision for credit losses, other non-cash adjustments and capitalized interest expense. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash adjustments. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash G&A
The Company computes Cash G&A as general and administrative expense, as determined in accordance with GAAP, less non-core general and administrative expense, non-cash compensation expense and straight-line rent expense on leases where it is the lessee. The Company excludes non-core general and administrative expense, non-cash compensation expense and straight-line rent expense because they may cause short-term fluctuations in general and administrative expense but have no impact on operating cash flows or long-term operating performance. The Company believes that Cash G&A is a useful supplemental measure for investors to consider when assessing its operating performance without the distortion created by non-cash and non-core items.
Cash G&A is not a measure of financial performance under GAAP. You should not consider the Company's Cash G&A as an alternative to general and administrative expense determined in accordance with GAAP. Additionally, the Company's computation of Cash G&A may differ from the methodology for calculating this metric used by other equity REITs, and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.
Cash Cap Rate
Cash Cap Rate means expected annual contractually specified cash rent and interest at the time of investment or disposition divided by the gross investment or sale price, as applicable, for the property, including transaction costs for new investments but excluding transaction costs for dispositions.
GAAP Cap Rate
GAAP Cap Rate means expected annual rental and interest income computed in accordance with GAAP at the time of investments divided by the gross investment in the property, including transaction costs.
Unit-Level Rent Coverage Ratio
Unit-level rent coverage ratio means the ratio of (x) tenant-reported or, when unavailable, management's estimate (based on tenant-reported financial information) of annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to (y) the annualized base rental obligation, excluding properties with no cash ABR and properties under construction.

Weighted Average Annual Escalation

Weighted average annual escalation rate means the entire portfolio reflects as if all escalations occur annually. For leases in which rent escalates by the greater of a stated fixed percentage or CPI, we have assumed an escalation equal to the stated fixed percentage in the lease. As any future increase in CPI is unknowable at this time, we have not included an increase in the rent pursuant to these leases in the weighted average annual escalation rate presented.